Merrill Lynch U.S.A. Government Reserves
File Number: 811-3534
CIK Number: 704957
For the Period Ending: 08/31/2006

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Government Securities Incorporated, for the year ended August 31, 2006.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

09/01/2005	$10,000	Merrill Lynch Government	3.500%	09/08/2005
09/08/2005	10,000	Merrill Lynch Government	3.470	09/15/2005
09/15/2005	10,000	Merrill Lynch Government	3.650	09/22/2005
09/22/2005	5,000	Merrill Lynch Government	3.650	09/29/2005
09/29/2005	5,000	Merrill Lynch Government	3.700	10/06/2005
10/06/2005	5,000	Merrill Lynch Government	3.710	10/13/2005
10/13/2005	5,000	Merrill Lynch Government	3.730	10/20/2005
11/29/2005	5,000	Merrill Lynch Government	3.930	12/06/2005
12/29/2005	2,300	U.S Treasury Note	2.500	05/31/2006
02/22/2006	5,300	Merrill Lynch Government	4.460	03/01/2006
05/31/2006	6,800	Merrill Lynch Government	4.970	06/07/2006